February 29, 1996



BY EDGAR


Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

Re: Electromagnetic Sciences, Inc.
    Registration Statement on Form S-3

Gentlemen:

Transmitted herewith is a Registration Statement on Form S-3 of Electromagnetic Sciences, Inc. (the "Company"). Funds to cover the filing fee are on deposit via Fedwire with the Commission's Mellon Bank account.

The Registration Statement relates to shares of common stock of the Company that are to be offered for resale from time to time by certain shareholders of the Company in accordance with the provisions of Rule 415 under the 1993 act. No preliminary prospectus will be distributed or used prior to effectiveness of the Registration Statement, and, for that reason, the "red herring" legend is not included on the prospectus.

Any questions concerning this filing should be directed to the undersigned.


Very truly yours,

ELECTROMAGNETIC SCIENCES, INC.

/s/ William S. Jacobs

William S. Jacobs
Vice President and General Counsel

 As filed with the Securities and Exchange Commission on February
29, 1996

                         Registration No. 2-
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                            Form S-3
      Registration Statement Under The Securities Act of 1993


                  ELECTROMAGNETIC SCIENCES, INC.
(Exact name of registrant as specified in its governing instrument)


            Georgia                       58-1035424
(State or other jurisdiction of      I.R.S.Employer Identi-
incorporation or orgnaization)         fication No.)

                      660 Engineering Drive
                     Technology Park/Atlanta
                     Norcross, Georgia 30092
                         (770) 448-5770

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         William S. Jacobs, General Counsel
                         660 Engineering Drive
                         Technology Park/Atlanta
                         Norcross, Georgia 30092
                         (770) 448-5770

                        (Name, address, including zip code, and
                        telephone number, including area code,
                      of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. "X"

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

                          Proposed      Proposed
                          maximum       maximum
  Title of     Amount     offering      aggregate    Amount of
 shares to     to be       price        offering   registration
be reported  registered   per unit (1)   price (1)      fee

Common       457,052
Stock        shares       $12.375      $5,656,019   $1,950.35


(1) Estimated solely for the purposes of calculating the registration fee.
(2) Pursuant to Rule 457(c), based on the average of the high and low sales prices for the Common Stock on February 23, 1996, as reported by NASDAQ.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           PROSPECTUS

                        457,502 Shares

                  ELECTROMAGNETIC SCIENCES, INC.

                          Common Stock

     The 457,502 shares of Common Stock, $.10 par value (the
"Common Stock"), of Electromagnetic Sciences, Inc. (the
"Company") to which this Prospectus relates are offered for the account of certain persons (collectively, the "Selling
Shareholders") identified in this Prospectus under the heading
"SELLING SHAREHOLDERS."

     Sales pursuant to this Prospectus may be effected by the Selling Shareholders from time to time in ordinary brokers' transactions or in transactions with any market maker with respect to the Common Stock at such prices and on such terms as may then be obtainable. The Company will receive no part of the proceeds of any such sales.

     The Common Stock is traded in the NASDAQ National Market
System. On ________ _____, 1996, the closing sales price for the Common Stock, as reported on NASDAQ, was $__________.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is __________________, 1996

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison St., Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's proxy statement and reports on Forms 10-K, 10-Q and 8-K for periods after June 30, 1994, are also available on the Commission's EDGAR electronic data system.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission are hereby incorporated in this Prospectus by reference as of their respective dates:

     1. Annual Report on Form 10-K for the fiscal year ended
        December 31, 1994.

     2. Quarterly Report on Form 10-Q for the quarter ended March
        31, 1995.

     3. Quarterly Report on Form 10-Q for the quarter ended June
        30, 1995, as amended.

     4. Quarterly Report on form 10-Q for the quarter ended
        September 30, 1995.

     5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A under the Exchange Act with respect to such class of securities.

     In addition, all documents filed by the Company pursuant to Sections 13(a),13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of any such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above, other than certain exhibits to such documents. Written requests should be addressed to William S. Jacobs, Secretary, Electromagnetic Sciences, Inc., 660 Engineering Dr., Technology Park/Atlanta, Norcross, Georgia 30092, and oral requests may be made to Mr. Jacobs by telephone (770-263-9200), or in person at the above address.

     The Company's principal executive offices are located at 660 Engineering Dr., Technology Park/Atlanta, Norcross, Georgia 30092, where its telephone number is (770) 263-9200. Unless the context otherwise requires, references herein to the Company are to the Company and its consolidated subsidiaries.

SELLING SHAREHOLDERS

     The shares of Common Stock offered for sale by this Prospectus are being offered by the following Selling
Shareholders in the respective amounts indicated.  Each Selling
Shareholder is acting as principal for its own account, and is offering the entire amount held by such person.

                                                    % of Class
                          Amount       Amount       Owned After
                       Beneficially    Offered      Completion
   Name                   Owned        For Sale      Of Sales

Rocker Partners, L.P.    728,496       408,296          4.3%
Compass Holdings, Ltd.    81,956        48,756          0.4%

     Each of the Selling Shareholders was previously a shareholder in LXE Inc., a consolidated subsidiary of the Company. On February 23, 1996, each Selling Shareholder sold to the Company all shares of LXE Inc. then held by it (aggregating 548,200 LXE shares), and acquired the Common Stock offered hereby in that transaction. As a part of that transaction, the Company agreed to register the Common Stock for resale by the Selling Shareholders.





                          LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon by William S. Jacobs, Vice President and General
Counsel of the Company.

     Mr. Jacobs is an officer and employee of the Company, and he and/or members of his family are beneficial owners of an aggregate of 11,651 outstanding shares of the Common Stock, and of options to acquire 13,850 additional shares (of which options for 5,850 shares may currently be exercised); they are also beneficial owners of 2,000 shares of the outstanding common stock of LXE Inc., and of currently exercisable options to acquire an additional 5,000 shares.


                 FINANCIAL STATEMENTS AND INFORMATION

     Reference is made to the Company's consolidated financial statements and schedules thereto, and the related reports on such statements by its independent certified public accountants, contained in its Annual Report on Form 10-K for the year ended December 31, 1994, which Report is incorporated herein by reference. A copy of the referenced Report may be obtained free of charge by request to the Company as set forth above under the caption "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                              EXPERTS

     The consolidated financial statements and schedules of Electromagnetic Sciences, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in its Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated by reference herein, have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, which reports are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      REGISTRATION STATEMENT

     The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is hereby made to such Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit. The Registration Statement may be examined without charge, and copies thereof may be obtained upon payment of a prescribed fee, at the principal office of the Securities and Exchange Commission in Washington, D.C.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     Estimated expenses of the sale of the Common Stock by the Selling Shareholders (not including brokerage commissions), are as follows:

     Registration fees                     $1,900

     Blue Sky fees and expenses               *

     Printing                                 *

     Accounting fees and expenses             *

     Miscellaneous                            *

                             TOTAL            *

     * To be filed by amendment.

     All of the foregoing expenses are being borne by the Company, in accordance with the terms of the agreement governing the registration of the Common Stock for resale by the Selling Shareholders. Any direct legal and other expenses incurred by the Selling Shareholders (including brokerage commissions) are the responsibility of the Selling Shareholders and are not included in the foregoing table. With the exception of brokerage commissions, such expenses are believed to be nominal.

Item 15.  Indemnification of Directors and Officers.

     The Bylaws of the Company provide that the Company will indemnify its directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of the Company, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

     The Company will indemnify the persons discussed in the immediately preceding paragraph only when (a) the Company's Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding,
(b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the actions, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected by the Board of Directors or its committee in the manner described in (a) or (b) above, or, if a quorum of the Board of Directors cannot be obtained, by a majority vote of the full Board of Directors (in which selection interested directors may participate), or (d) the shareholders, by the affirmative vote of a majority of the shares entitled to vote thereon, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by the Company as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from the Company to a director who is successful in the defense of any proceeding to which he was a party because he is a director of the Company.

     In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, the Company is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of the Company, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation or his or her duties, of any business opportunity of the Company; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

     The Company maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.


Item 16.  Exhibits.

     The following documents are filed as exhibits to this Registration Statement:

     4.1  Amended and Restated Articles of Incorporation of the
          Registrant, effective July 3, 1989 (incorporated by reference to Exhibit 3.2 filed with the Registrant's
          Report on Form 8-K filed July 17, 1989).

     4.2 Bylaws of the Registrant, as amended through March 20, 1995 (incorporated by reference to Exhibit 3.2 filed with the Registrant's Report on Form 10-K for the year ended December 31, 1995).

     4.3 Electromagnetic Sciences, Inc. Stockholders Rights Plan dated as of July 3, 1989 (incorporated by reference to Exhibit 4.2 to the Company's Report on Form 10-Q for the quarter ended June 30, 1989).

     5.1  Opinion of William S. Jacobs, General Counsel to the
          Registrant, as to the legality of the securities being registered.

    24.1 Consent of KPMG Peat Marwick LLP. (to be filed by amendment).

    24.2 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).


Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraph (a) (1) (i) and
             (a) (1) (ii) do no apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling person of the Registrant pursuant to the provisions described in (Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange
          Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Norcross and State of Georgia, on this 28th day of February, 1996.




                                   ELECTROMAGNETIC SCIENCES, INC.


                                   By:    /s/ Thomas E. Sharon

                                          Thomas E. Sharon
                                          President and Chief
                                          Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

      Signature               Title               Date

/s/ Anthony J. Iorillo        Director       February 24, 1996
Anthony J. Iorillo

/s/ Jerry H. Lassiter         Director       February 26, 1996
Jerry H. Lassiter

/s/ John H. Levergood         Director       February 27, 1996
John H. Levergood

/s/ John B. Mowell            Director       February 27, 1996
John B. Mowell

/s/ John E. Pippin            Chairman of    February 27, 1996
John E. Pippin                the Board


/s/ Don T. Scartz             Director, Sr.  February 27, 1996
Don T. Scartz                 Vice President
                              and Chief
                              Financial
                              Officer, and
                              Treasurer
                              (Principal
                              Financial and
                              Accounting
                              Officer)

/s/ Thomas E. Sharon          Director,      February 27, 1996
Thomas E. Sharon              President
                              and Chief
                              Executive
                              Officer
                              (Principal
                              Executive
                              Officer)



                         INDEX TO EXHIBITS

Exhibit                                                Sequential
Number      Description                                Page Number

4.1         Amended and Restated Articles of            ----
            Incorporation of the Registrant,
            Effective July 3, 1989, (incorporated
            by reference to Exhibit 3.2 filed with
            the Registrant's report on Form 8-K
            Filed July 17, 1989).

4.2         Bylaws of the Registrant, as amended        ----
            through March 20, 1995 (incorporated
            by reference to Exhibit 3.2 filed with
            the Registrant's Report on Form 10-K
            for the year ended December 31, 1995)

4.3         Electromagentic Sciences, Inc., Stock-
            holders Rights Plan dates as of July 3,
            1989 (incorporated by reference to
            Exhibit 4.2 to the Company's report on
            Form 10-Q for the quarter ended June 30,
            1989).

5.1         Opinion of William S. Jacobs, General         15
            Counsel to the Registrant, as to the
            legality of the securities being
            registered.

24.1        Consent of KPMG Peat Marwick LLP (to          ----
            be filed by amendment)

24.2        Consent of Wiliam S. Jacobs (appears
            in his opinion filed as Exhibit 5.1)

                                                      Exhibit 5.1








February 29, 1996




Electromagnetic Sciences, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092

Re: Registration on Form S-3 of 457,052 Shares of Common Stock for Resale

Gentlemen:

This opinion is furnished to you in connection with your registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 457,052 shares of your common stock, $.10 par value per share ("Common Stock"), to be offered for resale by certain shareholders. I have examined such corporate records, certificates of public officials and of your officers, and such other documents and records as I have considered necessary or proper for purposes of this opinion.

Based upon the foregoing, and having regard to legal considerations that I deem relevant, I am of the opinion that the 457,052 shares of Common Stock covered by the Registration
Statement have duly authorized and are validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration statement, and to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,


/s/ William S. Jacobs

William S. Jacobs
General Counsel